UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
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   (Last)               (First)                 (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York                      10004
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

    October 2, 2001
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Issuer Name and Ticker or Trading Symbol

    Genesis Health Ventures, Inc.
    (GHVIQ)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
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                              |                                |                     |                                             |
Common Stock                  |             6,220,413**        |           01        |                   01                        |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

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                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
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                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
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Convertible Preferred   |          |            |                       |              |              |               |            |
Stock                   |  Immed.  |            |Common Stock           |    353,167   |     $20.33   |        02     |      02    |
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Common Stock Warrants   |          |            |                       |              |              |               |            |
(right to buy)          |  Immed.  |   10/2/02  |Common Stock           |      4,945** |     $20.33   |        03     |      03    |
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Stock Option            |          |            |                       |              |              |               |            |
(right to buy)          |  Immed.  |   10/2/11  |Common Stock           |     25,000   |     $20.33   |        04     |      04    |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs and GS Group is 85 Broad Street, New York, New York, 10004.

Explanation of Responses:

**In connection with the Issuer's Chapter 11 bankruptcy reorganization, additional securities may be distributed pursuant to a Catch-up Distribution, as defined in the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.

01: Goldman Sachs owns beneficially and directly and GS Group may be deemed to own beneficially and indirectly in the aggregate 6,220,413 shares of common stock of Genesis Health Ventures, Inc. ("Common Stock"). Goldman Sachs is an indirect wholly-owned subsidiary of GS Group.

02: Goldman Sachs owns beneficially and directly and GS Group may be deemed to own beneficially and indirectly 71,799 shares of convertible preferred stock of Genesis Health Ventures, Inc. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group.

03: Goldman Sachs owns beneficially and directly and GS Group may be deemed to own beneficially and indirectly warrants to purchase 4,945 shares of Common Stock. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group.

04: These options were granted pursuant to the Genesis Health Ventures, Inc. 2001 Stock Option Plan to a vice president of Goldman Sachs, in his capacity as a director of the Issuer (the "Director"). The Director has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group.

***SIGNATURE OF REPORTING PERSON:

GOLDMAN, SACHS & CO.


By:  s/ Roger S. Begelman
     -----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


THE GOLDMAN SACHS GROUP, INC.


By:  s/ Roger S. Begelman
     ------------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact

Date:     October 12, 2001


*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8th, 2000.



GOLDMAN, SACHS & CO.


By: s/ Gregory  K. Palm
----------------------------
Name:  Gregory K. Palm
Title: Managing Director

                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934 (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8th, 2000.



THE GOLDMAN SACHS GROUP, INC.


By: s/ Gregory K. Palm
------------------------------------
Name:  Gregory K. Palm
Title: Executive Vice President and General Counsel